Exhibit 99

Pfizer Reports Second-Quarter 2008 Results

  Pfizer Reaffirms Full-Year 2008 Revenue and Adjusted Diluted EPS(1) Guidance; On-Track to Achieve Total Cost-Reduction Target
  Second-Quarter 2008 Revenues of $12.1 Billion Compared with $11.1 Billion in the Year-Ago Quarter
  Second-Quarter 2008 Reported Diluted EPS of $0.41 Compared with $0.18 in the Year-Ago Quarter
  Second-Quarter 2008 Adjusted Diluted EPS(1) of $0.55 Compared with $0.42 in the Year-Ago Quarter
  Second-Quarter 2008 Adjusted Total Costs(2) Decreased by $475 Million Compared with the Year-Ago Quarter Excluding Foreign Exchange

NEW YORK--(BUSINESS WIRE)--Pfizer Inc (NYSE: PFE):

($ in millions, except per share amounts)

	Second-Quarter			Year-to-Date
	2008	2007	Change	2008	2007	Change
Reported Revenues	$ 12,129	$ 11,084	9%	$ 23,977	$ 23,558	2%
Reported Net Income	2,776	1,267	119%	5,560	4,659	19%
Reported Diluted EPS	0.41	0.18	128%	0.82	0.66	24%
Adjusted Income(1)	3,698	2,944	26%	7,797	7,748	1%
Adjusted Diluted EPS(1)	0.55	0.42	31%	1.15	1.10	5%

See end of text prior to tables for notes.

Pfizer Inc (NYSE: PFE) today reported financial results for the second-quarter 2008. The Company recorded revenues of $12.1 billion, an increase of 9% compared with $11.1 billion in the year-ago quarter. In the U.S., revenues were $4.8 billion, a decrease of 2%, while international revenues were $7.4 billion, an increase of 18%. Revenues reflect the positive impact of foreign exchange, which increased revenues by approximately $800 million or 7%, as well as the solid performance of many key products. These factors more than offset the revenue declines due to the loss of U.S. exclusivity for Zyrtec, which Pfizer ceased selling in late January 2008, and for Camptosar in February 2008. Zyrtec and Camptosar second-quarter 2008 revenues decreased by $377 million and $104 million, respectively, compared with the year-ago quarter.

For the second-quarter 2008, Pfizer posted reported net income of $2.8 billion, an increase of 119% compared with $1.3 billion in the prior-year quarter, and reported diluted EPS of $0.41, an increase of 128% compared with $0.18 in the prior-year quarter. These increases were primarily attributable to lower restructuring charges from cost-reduction initiatives, as well as savings generated by those initiatives, the positive impact of foreign exchange and favorable income tax adjustments; these positive factors were partially offset by increased in-process research and development expenses associated with the acquisitions of Serenex, Inc. and Encysive Pharmaceuticals Inc., which closed in the second-quarter 2008.

For the first-half 2008, Pfizer recorded revenues of $24.0 billion, an increase of 2% compared with $23.6 billion in the same period in 2007, despite the loss of U.S. exclusivity of Norvasc (March 2007), Zyrtec (January 2008) and Camptosar (February 2008), which collectively decreased revenues by $1.4 billion during the first-half 2008. The 2% increase reflects the favorable impact of foreign exchange, which increased revenues by approximately $1.4 billion or 6%, in addition to the solid performance of many key products. In the U.S., revenues were $10.3 billion, a decrease of 12%, while international revenues were $13.7 billion, an increase of 15%.

For the first-half 2008, the Company posted reported net income of $5.6 billion, an increase of 19% compared with $4.7 billion in the prior-year period, and reported diluted EPS of $0.82, an increase of 24% compared with $0.66 in the prior-year period. These increases were primarily attributable to the favorable impact of foreign exchange and lower restructuring charges associated with cost-reduction initiatives, mainly employee-related costs, as well as the savings generated by those initiatives.

Adjusted Income(1) and Adjusted Diluted EPS(1) Results

For the second-quarter 2008, Pfizer posted adjusted income(1) of $3.7 billion, an increase of 26% compared with $2.9 billion in the year-ago quarter, and adjusted diluted EPS(1) of $0.55, an increase of 31% compared with $0.42 in the year-ago quarter. For the first-half 2008, Pfizer posted adjusted income(1) of $7.8 billion, an increase of 1% compared with $7.7 billion in the first-half 2007, and adjusted diluted EPS(1) of $1.15, an increase of 5% compared with $1.10 in the first-half 2007. In both periods, adjusted income(1) and adjusted diluted EPS(1) reflect the positive impact of foreign exchange, the non-recurrence of the one-time 2007 payment to Bristol-Myers Squibb Company in connection with our collaboration to develop and commercialize apixaban, favorable income tax adjustments as well as the savings associated with cost-reduction initiatives.

Reported and adjusted diluted EPS(1) were also positively impacted by the full benefit of Pfizer’s purchase of $10.0 billion of the Company’s common stock in 2007.

Executive Commentary

“We are pleased with the financial results we delivered this quarter, which were driven in part by the solid performance in our Pharmaceutical and Animal Health businesses,” stated Chairman and Chief Executive Officer Jeff Kindler. “Many of our key products continued to perform well both in the U.S. and international markets, including Lyrica, Celebrex, Viagra and Geodon, as well as Lipitor in the face of a highly competitive statin market. The benefit of our broad-based portfolio of products, our geographic reach and our diverse strategies for growth was evident in this quarter’s financial results, which clearly demonstrate our ability to continue to deliver solid performance in an increasingly challenging environment.”

“During the quarter, we entered into an important agreement with Ranbaxy Laboratories Ltd. that provided substantial certainty to patients and our shareholders regarding the availability of a generic version of Lipitor in the U.S. after November 30, 2011. We are pleased with the resolution of this issue with Ranbaxy, as it reaffirms the value and importance of intellectual property for Pfizer and the pharmaceutical industry as a whole,” continued Kindler.

Frank D’Amelio, Chief Financial Officer, commented, “Based on our year-to-date performance and outlook for the remainder of 2008, we are reaffirming our full-year 2008 revenue and adjusted diluted EPS(1) guidance as well as our plan to reduce absolute adjusted total costs(2) by at least $1.5 to $2.0 billion at the end of 2008 compared with 2006 on a constant currency basis(3). We expect the remainder of this reduction to gain momentum throughout the second half of the year, with much of the remaining savings to be realized in the fourth quarter.”

“Given the continued strength of our balance sheet and significant operating cash flow, we remain confident that we have the financial wherewithal to successfully execute our strategies and continue to meet our financial objectives,” D'Amelio continued. “During the second quarter, we repurchased approximately $500 million, or 26.4 million shares, of our common stock.”

Product Performance
($ in millions, except percentages)

	Second-Quarter			First-Half
	2008	2007	Change	2008	2007	Change
In-Line Products(4)	$9,840	$8,486	16%	$19,442	$18,040	8%
New Products(5)	441	351	26%	921	619	49%

Total In-Line and New Products(6)	10,281	8,837	16%	20,363	18,659	9%

Loss of Exclusivity Products(7)	772	1,268		1,594	3,027	(47%)
			(39%)

Total Pharmaceutical	11,053	10,105	9%	21,957	21,686	1%

Animal Health	715	632	13%	1,334	1,218	10%
Other(8)	361	347	4%	686	654	5%

Total Revenues	$12,129	$11,084	9%	$23,977	$23,558	2%

See end of text prior to tables for notes.

Pharmaceutical

Pharmaceutical revenues for the second-quarter 2008 were $11.1 billion, an increase of 9% compared with the prior-year quarter, including the favorable impact of foreign exchange, which increased revenues by approximately $730 million or 7%. Second-quarter 2008 revenues from in-line and new products(6) increased 16% compared with the year-ago quarter; this excludes the impact of the loss of U.S. exclusivity of Norvasc, Zyrtec and Camptosar, which collectively resulted in a revenue decline of $496 million or 39% compared with the year-ago quarter.

Lipitor revenues in the second-quarter 2008 were $3.0 billion, an increase of 9% compared with the prior-year quarter, reflecting the favorable impact of foreign exchange, which increased revenues by approximately $170 million or 6%. In the U.S., Lipitor revenues increased 1% compared with the prior-year quarter, while revenues from international markets rose 18%, due to the favorable impact of foreign exchange of 13% and operational growth of 5%. The global statin market continues to be highly competitive, with both branded and generic competition in an increasingly cost-sensitive environment. Pfizer continues to respond to these market dynamics with an integrated, multi-channel effort, emphasizing Lipitor’s strong clinical profile demonstrated in over 400 completed or ongoing clinical trials including more than 80,000 patients and in more than 151 million patient years of experience over 15 years.

Lyrica revenues in the second-quarter 2008 were $614 million, an increase of 52% compared with the prior-year quarter, driven by strong efficacy and high patient and physician satisfaction in managing nerve pain associated with diabetes and nerve pain after shingles, the June 2007 U.S. approval for the management of fibromyalgia, a branded and unbranded advertising strategy focused on increasing both Lyrica and fibromyalgia awareness as well as the favorable impact of foreign exchange. In the U.S., Lyrica revenues rose to $335 million, an increase of 55% compared to the prior-year quarter, while international revenues grew to $279 million, an increase of 48%.

Celebrex revenues in the second-quarter 2008 were $589 million, an increase of 23% compared with the year-ago quarter, primarily driven by the continued educational and promotional efforts supporting the risk-benefit proposition of this medicine, as well as the favorable impact of foreign exchange. In the U.S., Celebrex revenues rose to $416 million, an increase of 22% compared with the prior-year quarter, while international revenues grew to $173 million, an increase of 27%.

Sutent revenues in the second-quarter 2008 continued to demonstrate strong performance and market leadership in its approved indications, advanced renal cell carcinoma (RCC) and gastrointestinal stromal tumor (GIST), with revenues of $211 million, an increase of 45% compared with the year-ago quarter. In the U.S., Sutent revenues were $60 million, a decrease of 2% compared with the prior-year quarter, while international revenues grew to $151 million, an increase of 80%. To date, Sutent has launched in 61 countries, with four in the second-quarter 2008 including Japan, China and Russia, and six planned in the next 12 months. As part of Pfizer’s robust life cycle plan, clinical trials continue for potential additional indications where Sutent shows promise and where there is a need for additional treatments, most notably breast, colorectal and lung cancers.

Chantix (known as Champix outside the U.S.) revenues in the second-quarter 2008 were $207 million, an increase of 3% compared with the second-quarter 2007. In the U.S., Chantix revenues declined to $109 million, a decrease of 35% compared with the prior-year quarter, while international revenues grew to $98 million, an increase of 197%. U.S. results were negatively impacted by the recent updates to the Chantix U.S. label to include additional safety information, as well as certain external events relating to Chantix. Pfizer continues its educational and promotional efforts focused on the Chantix risk-benefit proposition, the significant health consequences of smoking and the importance of the physician-patient dialogue to help patients effectively use Chantix to reach their health goal of becoming smoke free. Since its approval in the U.S. in May 2006, Chantix/Champix has been approved in 76 countries and has been used by more than six million patients, an increasing number of whom are covered by third-party payers. In the second-quarter 2008, Champix launched in Japan, which has more than 30 million smokers, as well as Malaysia and Singapore, with nine launches planned in the next 12 months, including Russia, Turkey and China.

Animal Health

Animal Health revenues for the second-quarter 2008 were $715 million, an increase of 13% compared with $632 million in the year-ago quarter. The increase was driven by the favorable impact of foreign exchange, which increased revenues by approximately $50 million or 8%, in addition to strong global livestock and companion animal product performance.

Costs and Expenses

In the second-quarter 2008, adjusted cost of sales(1) as a percentage of revenues was 16.9% compared with 17.0% in the second-quarter 2007. This reflects the impact of foreign exchange on cost of sales in addition to unfavorable changes in geographic mix, which were slightly more than offset by the favorable effect of our cost-reduction initiatives.

Adjusted selling, informational and administrative (SI&A) expenses(1) were $3.7 billion in the second-quarter 2008, a decrease of 1% compared with the prior-year quarter. The favorable impact of our cost-reduction initiatives was partially offset by the unfavorable impact of foreign exchange on expenses compared with the year-ago period.

Adjusted research and development (R&D) expenses(1) were $1.9 billion in the second-quarter 2008, a decrease of 8% compared with the year-ago quarter, due primarily to the non-recurrence of the one-time 2007 payment to Bristol-Myers Squibb Company in connection with our collaboration to develop and commercialize apixaban in addition to the realization of savings associated with our cost-reduction initiatives.

Overall, foreign exchange increased adjusted total costs(2) by approximately $440 million or 6% in the second-quarter 2008 compared with the prior-year period. Excluding the impact of foreign exchange, our adjusted total costs(2) decreased by $475 million or 6% compared with the year-ago quarter. The operational improvement was driven primarily by the reduction in overall workforce level to 84,500 at the end of second-quarter 2008, a reduction of 13,500 over the past 18 months. Manufacturing and research and development site exits have also contributed to the operational improvement.

Pfizer continues to make progress on its target to reduce absolute adjusted total costs(2) by at least $1.5 to $2.0 billion at the end of 2008 compared with 2006 on a constant currency basis(3). These initiatives span essentially all divisions, functions, markets and sites. As of the end of second-quarter 2008, Pfizer had achieved $1.2 billion of the target. The Company expects to achieve much of the remaining reduction in the fourth-quarter 2008, which will favorably impact fourth-quarter earnings.

Financial Guidance

For the full-year 2008, Pfizer’s financial guidance, at current exchange rates(9) is summarized below. The guidance on adjusted cost of sales(1) as a percentage of revenue has been tightened to 15.0% - 15.5% from 14.5% - 15.5%. Additionally, guidance on the range for the effective tax rate on adjusted income(1) has been reduced to 21.5% - 22.0% from 22.0% - 22.5%.

	2007 Actual	2008 Guidance
Revenues	$48.2 billion	$47.0 to $49.0 billion
Adjusted Cost of Sales(1) as a Percentage of Revenues	16.0%	15.0% to 15.5%
Adjusted SI&A Expenses(1)	$15.2 billion	$14.4 to $14.9 billion
Adjusted R&D Expenses(1)	$7.5 billion	$7.3 to $7.6 billion
Effective Tax Rate on Adjusted Income(1)	21.0%	21.5% to 22.0%
Reported Diluted EPS(10)	$1.17	$1.73 to $1.88
Adjusted Diluted EPS(1)	$2.18	$2.35 to $2.45
Cash Flows from Operations	$13.4 billion	$17.0 to $18.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1) "Adjusted income" and its components and "adjusted diluted earnings per share (EPS)" are defined as reported net income and its components and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis, and therefore, components of the overall Adjusted Income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended March 30, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of second-quarter 2008 and 2007, first-half 2008 and 2007, and full-year 2007 adjusted income and its components and adjusted diluted EPS to reported net income and its components and reported diluted EPS, as well as reconciliations of full-year 2008 adjusted income and adjusted diluted EPS guidance to full-year 2008 reported net income and reported diluted EPS guidance, are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

(2) Represents primarily the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(3) Constant currency basis means that the applicable projected financial measure is based upon the actual foreign exchange rates in effect during 2006.

(4) Represents worldwide revenues for all pharmaceutical products, excluding revenues included in notes (5) and (7).

(5) Represents worldwide revenues for pharmaceutical products launched since 2006: Chantix/Champix, Eraxis, Selzentry/Celsentri, Sutent and Thelin.

(6) Total worldwide pharmaceutical revenues excluding the revenues of major products that have lost exclusivity in the U.S. in 2007 and 2008 as described in note (7). See the table accompanying this report.

(7) Represents worldwide revenues for pharmaceutical products that lost exclusivity in the U.S. in 2007 and 2008: Camptosar, Norvasc and Zyrtec.

(8) Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

(9) Current exchange rates approximate rates at the time of the second-quarter earnings press release (July 2008).

(10) Excludes the charges associated with business development transactions not completed as of June 29, 2008.

PFIZER INC AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(millions of dollars, except per common share data)

	Second Quarter		% Incr. / (Decr.)	Six Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Revenues	$12,129	$11,084	9	$23,977	$23,558	2
Costs and expenses:
Cost of sales (a)	2,289	2,109	9	4,275	3,996	7
Selling, informational and administrative expenses (a)	3,863	3,844	1	7,355	7,205	2
Research and development expenses (a)	1,966	2,165	(9)	3,757	3,830	(2)
Amortization of intangible assets	663	783	(15)	1,442	1,598	(10)
Acquisition-related in-process research and development charges	156	-	*	554	283	95
Restructuring charges and acquisition-related costs	569	1,051	(46)	747	1,863	(60)
Other (income)/ deductions--net	(167)	(487)	(66)	(500)	(889)	(44)
Income from continuing operations before provision for taxes on income and minority interests	2,790	1,619	72	6,347	5,672	12
Provision for taxes on income	25	272	(91)	788	961	(18)
Minority interests	6	2	243	12	5	149
Income from continuing operations	2,759	1,345	105	5,547	4,706	18
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(1)	-	*	(5)	-	*
Gains/(losses) on sales of discontinued operations--net of tax	18	(78)	*	18	(47)	*
Discontinued operations--net of tax	17	(78)	*	13	(47)	*
Net income	$2,776	$1,267	119	$5,560	$4,659	19
Earnings per common share - basic:
Income from continuing operations	$0.41	$0.19	116	$0.82	$0.67	22
Discontinued operations--net of tax	-	(0.01)	*	0.01	(0.01)	*
Net income	$0.41	$0.18	128	$0.83	$0.66	26
Earnings per common share - diluted:
Income from continuing operations	$0.41	$0.19	116	$0.82	$0.67	22
Discontinued operations--net of tax	-	(0.01)	*	-	(0.01)	*
Net income	$0.41	$0.18	128	$0.82	$0.66	24
Weighted-average shares used to calculate earnings per common share:
Basic	6,732	6,966		6,736	7,009
Diluted	6,748	6,990		6,754	7,033

(a) Exclusive of amortization of intangible assets, except as discussed in footnote 4 below.
* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1.

The above financial statements present the three-month and six-month periods ended June 29, 2008 and July 1, 2007. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 25, 2008 and May 27, 2007.

2.	The financial results for the three-month and six-month periods ended June 29, 2008 are not necessarily indicative of the results which ultimately might be achieved for the current year.
3.	As required, the estimated value of Acquisition-related in-process research and development charges (IPR&D) is expensed at acquisition date. In the second quarter of 2008, we expensed $156 million of IPR&D, primarily related to our acquisitions of Serenex, Inc. and Encysive Pharmaceuticals Inc. In the first quarter of 2008, we expensed $398 million of IPR&D, primarily related to our acquisitions of CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health. In the first quarter of 2007, we expensed $283 million of IPR&D, primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.
4.	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.
5.	Provision for taxes on income includes tax benefits in the second quarter of 2008 of approximately $305 million related to favorable tax settlements and of approximately $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.).

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

Quarter Ended June 29, 2008
Reported		Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$12,129	$-	$-	$-	$(54)	$12,075
Costs and expenses:
Cost of sales (a)	2,289	-	-	-	(253)	2,036
Selling, informational and administrative expenses (a)	3,863	3	-	-	(170)	3,696
Research and development expenses (a)	1,966	(7)	-	-	(90)	1,869
Amortization of intangible assets	663	(628)	-	-	-	35
Acquisition-related in-process R&D charges	156	(156)	-	-	-	-
Restructuring charges and acquisition-related costs	569	-	(7)	-	(562)	-
Other (income)/ deductions--net	(167)	-	-	-	(23)	(190)
Income from continuing operations before provision for taxes on income and minority interests	2,790	788	7	-	1,044	4,629
Provision for taxes on income	25	184	2	-	714	925
Minority interests	6	-	-	-	-	6
Income from continuing operations	2,759	604	5	-	330	3,698
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(1)	-	-	1	-	-
Gains/(losses) on sales of discontinued operations--net of tax	18	-	-	(18)	-	-
Discontinued operations--net of tax	17	-	-	(17)	-	-
Net income	$2,776	$604	$5	$(17)	$330	$3,698
Earnings per common share - diluted:
Income from continuing operations	$0.41	$0.09	$-	$-	$0.05	$0.55
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$0.41	$0.09	$-	$-	$0.05	$0.55

Six Months Ended June 29, 2008
Reported		Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$23,977	$-	$-	$-	$(106)	$23,871
Costs and expenses:
Cost of sales (a)	4,275	-	-	-	(439)	3,836
Selling, informational and administrative expenses (a)	7,355	6	-	-	(256)	7,105
Research and development expenses (a)	3,757	(14)	-	-	(236)	3,507
Amortization of intangible assets	1,442	(1,380)	-	-	-	62
Acquisition-related in-process R&D charges	554	(554)	-	-	-	-
Restructuring charges and acquisition-related costs	747	-	(8)	-	(739)	-
Other (income)/ deductions--net	(500)	(2)	-	-	(21)	(523)
Income from continuing operations before provision for taxes on income and minority interests	6,347	1,944	8	-	1,585	9,884
Provision for taxes on income	788	406	2	-	879	2,075
Minority interests	12	-	-	-	-	12
Income from continuing operations	5,547	1,538	6	-	706	7,797
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(5)	-	-	5	-	-
Gains/(losses) on sales of discontinued operations--net of tax	18	-	-	(18)	-	-
Discontinued operations--net of tax	13	-	-	(13)	-	-
Net income	$5,560	$1,538	$6	$(13)	$706	$7,797
Earnings per common share - diluted:
Income from continuing operations	$0.82	$0.23	$-	$-	$0.10	$1.15
Discontinued operations--net of tax	-	-	-	-	-	-
Net income	$0.82	$0.23	$-	$-	$0.10	$1.15

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended July 1, 2007
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$11,084	$-	$-	$-	$(51)	$11,033
Costs and expenses:
Cost of sales (a)	2,109	(21)	-	-	(215)	1,873
Selling, informational and administrative expenses (a)	3,844	3	-	-	(110)	3,737
Research and development expenses (a)	2,165	(8)	-	-	(131)	2,026
Amortization of intangible assets	783	(756)	-	-	1	28
Acquisition-related in-process R&D charges	-	-	-	-	-	-
Restructuring charges and acquisition-related costs	1,051	-	(9)	-	(1,042)	-
Other (income)/ deductions--net	(487)	-	-	-	69	(418)
Income from continuing operations before provision for taxes on income and minority interests	1,619	782	9	-	1,377	3,787
Provision for taxes on income	272	185	4	-	380	841
Minority interests	2	-	-	-	-	2
Income from continuing operations	1,345	597	5	-	997	2,944
Discontinued operations:
Income from discontinued operations--net of tax	-	-	-	-	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(78)	-	-	78	-	-
Discontinued operations--net of tax	(78)	-	-	78	-	-
Net income	$1,267	$597	$5	$78	$997	$2,944
Earnings per common share - diluted:
Income from continuing operations	$0.19	$0.09	$-	$-	$0.14	$0.42
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$0.18	$0.09	$-	$0.01	$0.14	$0.42

	Six Months Ended July 1, 2007
	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued Oper- ations	Certain Signi- ficant Items(2)	Adjusted
Revenues	$23,558	$-	$-	$-	$(94)	$23,464
Costs and expenses:
Cost of sales (a)	3,996	(35)	-	-	(344)	3,617
Selling, informational and administrative expenses (a)	7,205	6	-	-	(161)	7,050
Research and development expenses (a)	3,830	(14)	-	-	(162)	3,654
Amortization of intangible assets	1,598	(1,547)	-	-	1	52
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	1,863	-	(7)	-	(1,856)	-
Other (income)/ deductions--net	(889)	(17)	-	-	72	(834)
Income from continuing operations before provision for taxes on income and minority interests	5,672	1,890	7	-	2,356	9,925
Provision for taxes on income	961	446	3	-	762	2,172
Minority interests	5	-	-	-	-	5
Income from continuing operations	4,706	1,444	4	-	1,594	7,748
Discontinued operations:
Income from discontinued operations--net of tax	-	-	-	-	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(47)	-	-	47	-	-
Discontinued operations--net of tax	(47)	-	-	47	-	-
Net income	$4,659	$1,444	$4	$47	$1,594	$7,748
Earnings per common share - diluted:
Income from continuing operations	$0.67	$0.21	$-	$-	$0.22	$1.10
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$0.66	$0.21	$-	$0.01	$0.22	$1.10

(a) Exclusive of amortization of intangible assets, except as discussed in note 1.
See end of tables for notes.
Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.

PFIZER INC AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND
REPORTED DILUTED EPS TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)

1)	Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Certain significant items includes the following:

	Second Quarter		Six Months
(millions of dollars)	2008	2007	2008	2007

Restructuring charges - Cost-reduction initiatives(a)	$562	$1,035	$739	$1,830
Implementation costs - Cost-reduction initiatives(b)	405	317	762	491
Consumer Healthcare business transition activity(c)	(9)	(7)	(12)	(16)
Other	86	32	96	51
Total certain significant items, pre-tax	1,044	1,377	1,585	2,356
Income taxes(d)	(714)	(380)	(879)	(762)
Total certain significant items--net of tax	$330	$997	$706	$1,594
(a)	Included in Restructuring charges and acquisition-related costs.

(b)	Included in Cost of sales ($210 million), Selling, informational and administrative expenses ($100 million), Research and development expenses ($94 million), and Other (income)/deductions - net ($1 million) for the three months ended June 29, 2008. Included in Cost of sales ($348 million), Selling, informational and administrative expenses ($175 million), Research and development expenses ($240 million), and Other (income)/deductions - net ($1 million income) for the six months ended June 29, 2008. Included in Cost of sales ($170 million), Selling, informational and administrative expenses ($79 million), Research and development expenses ($131 million), and Other (income)/deductions - net ($63 million income) for the three months ended July 1, 2007. Included in Cost of sales ($264 million), Selling, informational and administrative expenses ($128 million), Research and development expenses ($162 million), and Other (income)/deductions - net ($63 million income) for the six months ended July 1, 2007.

(c)	Included in Revenues ($54 million) and Cost of sales ($45 million) for the three months ended June 29, 2008. Included in Revenues ($106 million), Cost of sales ($93 million) and Selling, informational and administrative expenses ($1 million) for the six months ended June 29, 2008. Included in Revenues ($51 million), Cost of sales ($45 million), Selling, informational and administrative expenses ($5 million), and Other (income)/deductions - net ($6 million income) for the three months ended July 1, 2007. Included in Revenues ($94 million), Cost of sales ($80 million), Selling, informational and administrative expenses ($7 million), and Other (income)/deductions - net ($9 million income) for the six months ended July 1, 2007.

(d)	Included in Provision for taxes on income and includes approximately $426 million in the second quarter of 2008 related to the sale of one of our biopharmaceutical companies (Esperion Therapeutics Inc.).

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME AND ITS COMPONENTS AND REPORTED DILUTED EPS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS
(UNAUDITED)
(millions of dollars, except per common share data)

	Twelve Months Ended December 31, 2007

	Reported	Purchase Accounting Adjust- ments	Acqui- sition- Related Costs	Discon- tinued- Oper- ations	Certain Signi- ficant Items	Adjusted
Revenues	$48,418	$-	$-	$-	$(209)	$48,209
Costs and expenses:
Cost of sales (a)	11,239	(49)	-	-	(3,497)	7,693
Selling, informational and administrative expenses (a)	15,626	12	-	-	(418)	15,220
Research and development expenses (a)	8,089	(29)	-	-	(516)	7,544
Amortization of intangible assets	3,128	(3,013)	-	-	-	115
Acquisition-related in-process R&D charges	283	(283)	-	-	-	-
Restructuring charges and acquisition-related costs	2,534	-	(11)	-	(2,523)	-
Other (income)/ deductions--net	(1,759)	(22)	-	-	235	(1,546)
Income from continuing operations before provision for taxes on income and minority interests	9,278	3,384	11	-	6,510	19,183
Provision for taxes on income	1,023	873	1	-	2,131	4,028
Minority interests	42	-	-	-	-	42
Income from continuing operations	8,213	2,511	10	-	4,379	15,113
Discontinued operations:
Income/(loss) from discontinued operations--net of tax	(3)	-	-	3	-	-
Gains/(losses) on sales of discontinued operations--net of tax	(66)	-	-	66	-	-
Discontinued operations--net of tax	(69)	-	-	69	-	-
Net income	$8,144	$2,511	$10	$69	$4,379	$15,113
Earnings per common share - diluted:
Income from continuing operations	$1.18	$0.37	$-	$-	$0.63	$2.18
Discontinued operations--net of tax	(0.01)	-	-	0.01	-	-
Net income	$1.17	$0.37	$-	$0.01	$0.63	$2.18

(a)

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products are included in Amortization of intangible assets as they benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function are included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

Certain amounts may reflect rounding adjustments.
Certain prior period amounts were reclassified to conform to the current period presentation.

PFIZER INC
SEGMENT/PRODUCT REVENUES
SECOND QUARTER 2008
(UNAUDITED)
(millions of dollars)

	QUARTER-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REVENUES	12,129	11,084	9	4,766	4,841	(2)	7,363	6,243	18

PHARMA- CEUTICAL	11,053	10,105	9	4,382	4,467	(2)	6,671	5,638	18
- CARDIO- VASCULAR AND METABOLIC DISEASES	4,467	4,083	9	1,788	1,740	3	2,679	2,343	14
LIPITOR	2,976	2,719	9	1,397	1,384	1	1,579	1,335	18
NORVASC	627	642	(2)	42	18	132	585	624	(6)
CHANTIX / CHAMPIX	207	200	3	109	168	(35)	98	32	197
CADUET	146	119	22	116	109	7	30	10	179
CARDURA	132	125	5	1	-	144	131	125	5
- CENTRAL NERVOUS SYSTEM DISORDERS	1,484	1,174	26	669	496	35	815	678	20
LYRICA	614	405	52	335	218	55	279	187	48
GEODON / ZELDOX	232	178	30	184	142	29	48	36	34
ZOLOFT	151	127	20	42	33	27	109	94	17
ARICEPT*	121	100	22	-	-	29	121	100	22
NEURONTIN	104	105	(1)	20	13	50	84	92	(8)
XANAX / XANAX XR	90	79	15	15	13	23	75	66	13
RELPAX	80	66	21	48	39	23	32	27	18
- ARTHRITIS AND PAIN	756	626	21	450	373	20	306	253	21
CELEBREX	589	478	23	416	341	22	173	137	27
- INFECTIOUS AND RESPIRATORY DISEASES	1,000	837	20	299	231	29	701	606	16
ZYVOX	292	202	45	170	118	43	122	84	46
VFEND	187	145	29	55	42	33	132	103	28
ZITHROMAX / ZMAX	109	108	1	1	5	(76)	108	103	4
DIFLUCAN	98	104	(6)	1	3	(48)	97	101	(5)
- UROLOGY	765	663	15	384	323	19	381	340	12
VIAGRA	463	382	21	199	142	41	264	240	9
DETROL / DETROL LA	290	269	8	184	178	3	106	91	18
- ONCOLOGY	650	652	-	109	239	(55)	541	413	31
SUTENT	211	146	45	60	61	(2)	151	85	80
CAMPTOSAR	137	241	(43)	6	130	(96)	131	111	19
AROMASIN	117	92	26	32	28	17	85	64	29
- OPHTHAL- MOLOGY	444	400	11	119	123	(3)	325	277	17
XALATAN / XALACOM	436	389	12	119	123	(3)	317	266	19
- ENDOCRINE DISORDERS	305	253	20	67	57	19	238	196	20
GENOTROPIN	238	202	17	61	53	17	177	149	17
- ALL OTHER	619	1,025	(40)	181	665	(73)	438	360	22
ZYRTEC / ZYRTEC D	8	385	(98)	8	385	(98)	-	-	-
- ALLIANCE REVENUE (Aricept, Exforge, Macugen, Mirapex, Olmetec, Rebif and Spiriva)	563	392	44	316	220	44	247	172	42
ANIMAL HEALTH	715	632	13	269	254	6	446	378	18
OTHER **	361	347	4	115	120	(4)	246	227	8
*	-	Represents direct sales under license agreement with Eisai Co., Ltd.

**	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC
SEGMENT/PRODUCT REVENUES
SIX MONTHS 2008
(UNAUDITED)
(millions of dollars)

	YEAR-TO-DATE
	WORLDWIDE			U.S.			INTERNATIONAL
			%			%			%
	2008	2007	Change	2008	2007	Change	2008	2007	Change
TOTAL REVE- NUES	23,977	23,558	2	10,277	11,691	(12)	13,700	11,867	15

PHARMA- CEUTICAL	21,957	21,686	1	9,523	10,935	(13)	12,434	10,751	16
- CARD- IOVAS- CULAR AND META- BOLIC DISEASES	8,961	9,238	(3)	3,928	4,764	(18)	5,033	4,474	13
LIPITOR	6,113	6,077	1	3,148	3,521	(11)	2,965	2,556	16
NORVASC	1,140	1,711	(33)	37	529	(93)	1,103	1,182	(7)
CHANTIX / CHAMPIX	484	362	33	302	313	(3)	182	49	264
CADUET	293	265	11	236	244	(3)	57	21	169
CARDURA	253	259	(2)	3	2	39	250	257	(3)
- CEN- TRAL NERVOUS SYSTEM DIS- ORDERS	2,870	2,419	19	1,353	1,133	19	1,517	1,286	18
LYRICA	1,196	800	50	686	459	50	510	341	49
GEODON / ZELDOX	473	394	20	384	324	18	89	70	28
ZOLOFT	273	273	-	68	101	(33)	205	172	19
ARICEPT*	225	185	22	-	-	47	225	185	22
NEUR- ONTIN	193	215	(10)	33	36	(8)	160	179	(10)
XANAX / XANAX XR	176	154	14	32	28	14	144	126	15
RELPAX	157	149	6	97	96	1	60	53	13
- ARTH- RITIS AND PAIN	1,511	1,375	10	954	896	6	557	479	16
CELEBREX	1,200	1,076	12	880	817	8	320	259	24
- INFEC- TIOUS AND RESPIR- ATORY DISEASES	1,931	1,750	10	598	566	6	1,333	1,184	13
ZYVOX	551	460	20	334	301	11	217	159	37
VFEND	358	293	22	108	101	7	250	192	30
ZITHRO- MAX / ZMAX	229	239	(4)	7	18	(63)	222	221	1
DIFLUCAN	187	215	(13)	4	6	(31)	183	209	(13)
- UROL- OGY	1,549	1,414	10	831	776	7	718	638	13
VIAGRA	923	816	13	422	366	15	501	450	11
DETROL / DETROL LA	603	572	5	406	401	1	197	171	16
- ONCO- LOGY	1,287	1,247	3	306	483	(37)	981	764	28
SUTENT	401	248	62	126	114	10	275	134	106
CAMPTO- SAR	329	470	(30)	89	260	(66)	240	210	15
AROMASIN	221	185	19	69	63	10	152	122	24
- OPHTH- ALMO- LOGY	857	766	12	254	249	2	603	517	17
XALATAN / XALACOM	841	749	12	254	249	2	587	500	17
- ENDO- CRINE DIS- ORDERS	563	498	13	129	121	7	434	377	15
GENO- TROPIN	444	403	10	116	113	3	328	290	13
- ALL OTHER	1,377	2,189	(37)	562	1,484	(62)	815	705	16
ZYRTEC / ZYRTEC D	125	846	(85)	125	846	(85)	-	-	-
- ALLI- ANCE REVENUE (Ari- cept, Exforge, Macugen, Mirapex, Olmetec, Rebif and Spiriva)	1,051	790	33	608	463	31	443	327	35
ANIMAL HEALTH	1,334	1,218	10	509	518	(2)	825	700	18
OTHER **	686	654	5	245	238	3	441	416	6
*	-	Represents direct sales under license agreement with Eisai Co., Ltd.

**	-	Includes Consumer Healthcare business transition activity, Capsugel and Pfizer Centersource.

Certain amounts and percentages may reflect rounding adjustments.

PFIZER INC AND SUBSIDIARY COMPANIES
RECONCILIATION FROM REPORTED PHARMACEUTICAL REVENUES TO TOTAL
IN-LINE AND NEW PRODUCTS(1) PHARMACEUTICAL REVENUES
(UNAUDITED)
(millions of dollars)

	Worldwide
	Second Quarter		% Incr. / (Decr.)	Six Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$11,053	$10,105	9	$21,957	$21,686	1
Norvasc	627	642	(2)	1,140	1,711	(33)
Camptosar	137	241	(43)	329	470	(30)
Zyrtec/Zyrtec D	8	385	(98)	125	846	(85)
Total in-line products and new products(1)
Pharmaceutical revenues	$10,281	$8,837	16	$20,363	$18,659	9

	U.S.
	Second Quarter		% Incr. / (Decr.)	Six Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$4,382	$4,467	(2)	$9,523	$10,935	(13)
Norvasc	42	18	132	37	529	(93)
Camptosar	6	130	(96)	89	260	(66)
Zyrtec/Zyrtec D	8	385	(98)	125	846	(85)
Total in-line products and new products(1)
Pharmaceutical revenues	$4,326	$3,934	10	$9,272	$9,300	-

	International
	Second Quarter		% Incr / (Decr.)	Six Months		% Incr. / (Decr.)
	2008	2007		2008	2007
Total reported Pharmaceutical revenues	$6,671	$5,638	18	$12,434	$10,751	16
Norvasc	585	624	(6)	1,103	1,182	(7)
Camptosar	131	111	19	240	210	15
Zyrtec/Zyrtec D	-	-	-	-	-	-
Total in-line products and new products(1)
Pharmaceutical revenues	$5,955	$4,903	21	$11,091	$9,359	19
Certain amounts and percentages may reflect rounding adjustments.

(1) Total in-line and new products Pharmaceutical revenues, which exclude the revenues of major products that have lost exclusivity in the U.S. since the beginning of 2007, is an alternative view of our Pharmaceutical revenues, and we believe that investors’ understanding of Pharmaceutical revenues is enhanced by disclosing this performance measure. Norvasc lost its U.S. exclusivity in March 2007 and Camptosar lost its U.S. exclusivity in February 2008, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Zyrtec/Zyrtec D lost its U.S. exclusivity in January 2008 and we ceased marketing the product in late January 2008. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Pharmaceutical product portfolio in 2008. Because of its non-standardized definition, this total in-line and new products Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenues.

(2) Total in-line and new products Pharmaceutical international revenues reflect a favorable impact in the second quarter and first six months of 2008 due primarily to changes in foreign exchange rates.

PFIZER INC
SUPPLEMENTAL INFORMATION

1) Impact of Foreign Exchange on Revenues

The weakening of the U.S. dollar relative to other currencies, primarily the euro, Japanese yen and Canadian dollar, favorably impacted our revenues by approximately $800 million, or 7%, in second-quarter 2008, compared to the same period in 2007, and by approximately $1.4 billion, or 6%, in the first six months of 2008, compared to the same period in 2007.

2) Change in Cost of Sales

Reported cost of sales increased 9% in second-quarter 2008, compared to the same period in 2007. The increase primarily reflects the unfavorable impact of foreign exchange and higher implementation costs associated with our cost-reduction initiatives, partially offset by the savings impact of our cost-reduction initiatives.

Reported cost of sales included implementation charges related to our cost-reduction initiatives of $210 million for the second quarter of 2008, $348 million for the six months ended June 29, 2008, $170 million for the second quarter of 2007, and $264 million for the six months ended July 1, 2007.

Reported cost of sales also included $45 million for the second quarter of 2008, $93 million for the six months ended June 29, 2008, $45 million for the second quarter of 2007, and $80 million for the six months ended July 1, 2007, related to business-transition activities associated with the sale of our Consumer Healthcare business, completed in December 2006. This continuing activity is transitional in nature and generally results from agreements that seek to facilitate the orderly transfer of operations of our former Consumer Healthcare business to the new owner.

Reported cost of sales as a percentage of revenues of 18.9% in second-quarter 2008 was comparable to second-quarter 2007, reflecting the favorable impact of our cost-reduction initiatives, offset by higher 2008 implementation costs associated with our cost-reduction initiatives and the impact of foreign exchange.

3) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

Reported SI&A expenses in second-quarter 2008 increased 1%, and in the six months ended June 29, 2008, increased 2%, compared to the same periods in 2007, reflecting the unfavorable impact of foreign exchange, as well as the impact of higher 2008 implementation costs associated with our cost-reduction initiatives, partially offset by savings associated with our cost-reduction initiatives.

Reported SI&A expenses included implementation charges related to our cost-reduction initiatives of $100 million for second-quarter 2008, $175 million for the six months ended June 29, 2008, $79 million for second-quarter 2007, and $128 million for the six months ended July 1, 2007.

Reported R&D expenses, excluding acquisition-related in-process research and development charges (IPR&D), decreased 9% in second-quarter 2008, and decreased 2% in the six months ended June 29, 2008, compared to the same periods in 2007. The decreases are primarily due to the non-recurrence of the one-time 2007 payment to Bristol-Myers Squibb Company in connection with our collaboration to develop and commercialize apixaban, in addition to the realization of savings associated with our cost-reduction initiatives, partially offset by higher R&D spending related to our new collaboration agreements, as well as the unfavorable impact of foreign exchange.

Reported R&D expenses included implementation charges related to our cost-reduction initiatives of $94 million for second-quarter 2008, $240 million for the six months ended June 29, 2008, $131 million for second-quarter 2007, and $162 million for the six months ended July 1, 2007.

IPR&D charges in second-quarter 2008 of $156 million primarily related to our acquisitions of Serenex, Inc. and Encysive Pharmaceuticals, Inc., and in first-quarter 2008, $398 million primarily related to the acquisitions of CovX, Coley Pharmaceutical Group, Inc. and two smaller acquisitions related to Animal Health. IPR&D charges in the first quarter 2007 of $283 million primarily related to our acquisitions of BioRexis Pharmaceutical Corp. and Embrex, Inc.

4) Other Income and Other Deductions

($ millions)	Second Quarter		Six Months
	2008	2007*	2008	2007*
Net Interest (Income)/Expense(a)	$(99)	$(286)	$(302)	$(534)
Royalty Income	(72)	(40)	(135)	(133)
Net Losses/(Gains) on Asset Disposals	18	(73)	(5)	(80)
Other, Net	(14)	(88)	(58)	(142)
Other (Income)/Deductions-Net	$(167)	$(487)	$(500)	$(889)

*Certain prior period amounts were reclassified to conform to the current period presentation.

(a) The decrease in net interest income in second-quarter and first six months of 2008, compared to the same periods in 2007, was due primarily to lower net financial assets and lower interest rates.

5) Effective Tax Rate

The effective tax rate on reported Income from continuing operations before provision for taxes on income and minority interests for second-quarter 2008 was 0.9% compared to 16.8% in second-quarter 2007, and in the first six months of 2008 was 12.4% compared to 16.9% in the first six months of 2007, reflecting tax benefits in the second quarter of 2008 of $305 million related to favorable tax settlements for multiple tax years and $426 million related to the sale of one of our biopharmaceutical companies (Esperion Therapeutic Inc.).

The effective tax rate on adjusted income1 was 20.0% in second-quarter 2008, 21.0% in the first six months of 2008, 22.2% in second-quarter 2007, and 21.9% in the first six months of 2007. The lower rates on adjusted income(1) in 2008 reflect the $305 million in tax benefits related to the resolution of tax issues noted above.

6) Reconciliation of 2008 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2008 Reported Net Income and Reported Diluted EPS Guidance

	Full-Year 2008 Guidance
($ billions, except per-share amounts)	Net Income(a)	Diluted EPS(a)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$15.8 - $16.6	~$2.35 - $2.45
Purchase Accounting Impacts, Net of Tax:
Business Development Transactions Completed as of 12/31/07	(2.1)	(0.31)
Business Development Transactions Completed from 1/1/08 through 6/29/08	(0.5)	(0.08)
Costs Related to Cost-Reduction Initiatives, Net of Tax	(1.6 – 1.9)	(0.24 – 0.29)
Tax Benefits Related to Sale of Esperion	0.4	0.06
Reported Net Income/Diluted EPS Guidance	~$11.7 - $12.8	~$1.73 - $1.88

(a) Guidance in the table above excludes the effects of business development transactions not completed as of June 29, 2008.

While certain components of our 2008 reported guidance for net income and diluted EPS have been revised, the reported net income and diluted EPS expectation of $11.7 billion - $12.8 billion and $1.73 - $1.88 remains unchanged.

Our guidance excludes the impact of pending or prospective business development activity. During the second quarter of 2008, the net income and diluted EPS impact associated with 2008 completed business development transactions increased from $0.3 billion and $0.05 to $0.5 billion and $0.08, due to the recognition of IPR&D associated with our acquisitions of Serenex, Inc. and Encysive Pharmaceuticals Inc. in the second quarter of 2008. During the second quarter of 2008, the net income and diluted EPS effects of our cost-reduction initiatives have been revised from $1.4 billion - $1.7 billion and $0.21 - $0.26 to $1.6 billion - $1.9 billion and $0.24 - $0.29. The increase is principally driven by costs associated with site closures that were previously forecast to be recorded in 2009 that are now forecast to be incurred in 2008. These items are offset by tax benefits related to the sale of Esperion in the second quarter of 2008, which favorably impact net income and diluted EPS by $0.4 billion and $0.06.

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the quarterly period ended March 30, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 23, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s financial results and estimates, business plans and prospects, in-line products and product candidates that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business development activities; competitive developments, including with respect to competitor drugs and drug candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid and Medicare, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals and the involuntary approval of prescription medicines for over-the-counter use; the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction initiatives. A further list and description of risks, uncertainties, and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in its reports on Forms 10-Q and 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc
Media
Shreya Jani, 212-733-4889
or
Investors
Suzanne Harnett, 212-733-8009
Jennifer Davis, 212-733-0717